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                                                                     EXHIBIT 2.3

                              SECOND AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

     This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is dated as of May 25, 2000 and entered into by and among DIGITAL INSIGHT CORPORATION, a Delaware corporation ("Parent"), ATA ACQUISITION CORP., a California corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and ANYTIME ACCESS, INC., a California corporation ("Company"), and is made with reference to that certain Agreement and Plan of Merger, dated as of March 30, 2000, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of May 2, 2000 (as so amended, the "Merger Agreement"), by and among Parent, Merger Sub and Company. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Merger Agreement.

                                   RECITALS

     WHEREAS, Parent, Merger Sub and Company have entered into the Merger Agreement; and

     WHEREAS, Parent, Merger Sub and Company desire to amend the Merger Agreement as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

     Section 1.  AMENDMENTS TO THE MERGER AGREEMENT

     1.1  Amendments to Section 1.6:  Effect on Capital Stock.
          ---------------------------------------------------

          (a) Subsections 1.6(a)(i) through 1.6(a)(iv) of the Merger Agreement are hereby amended by deleting such subsections in their entirety and substituting therefor the following:

               "(i) With respect to the Company Common Stock, the Common Stock Applicable Fraction (as defined below) of a share of Common Stock, $0.001 par value per share, of Parent ("Parent Common Stock"), a portion of which will constitute Holdback Shares (as defined in Section 1.6(d)(i)) and be deposited in the Escrow Account (as defined in Section 1.6(d)(i)) in accordance with the terms of Section 1.6(d);

               (ii) With respect to the Series A Preferred Stock, the Series A Preferred Stock Applicable Fraction (as defined below) of a share of Parent Common Stock, a portion of which will constitute Holdback Shares and be deposited in the Escrow Account in accordance with the terms of Section 1.6(d);

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               (iii) With respect to the Series B Preferred Stock, the Series B
          Preferred Stock Applicable Fraction (as defined below) of a share of Parent Common Stock, a portion of which will constitute Holdback Shares and be deposited in the Escrow Account in accordance with the terms of Section 1.6(d); and

               (iv) With respect to the Series C Preferred Stock, the Series C Preferred Stock Applicable Fraction (as defined below) of a share of Parent Common Stock, a portion of which will constitute Holdback Shares and be deposited in the Escrow Account in accordance with the terms of Section 1.6(d)."

          (b) Subsections 1.6(b)(ii) through 1.6(b)(vii) of the Merger Agreement are hereby amended by deleting such subsections in their entirety and substituting therefor the following:

               "(ii) the "Common Stock Applicable Fraction" shall be equal to 0.053165;

               (iii) the "Series A Preferred Stock Applicable Fraction" shall be equal to 0.056556;

               (iv) the "Series B Preferred Stock Applicable Fraction" shall be equal to 0.086690;

               (v) the "Series C Preferred Stock Applicable Fraction" shall be equal to 0.082924;

               (vi) the "Merger Shares" shall mean the shares of Parent Common Stock to be issued upon the exchange and conversion of Company Stock in accordance with Section 1.6(a); and

               (vii) the "Aggregate Merger Consideration" shall mean the aggregate of 1,900,753 shares of Parent Common Stock to be issued in exchange for Company Stock pursuant to Section 1.6(a), upon exercise of Company Stock Options, Employee Options and Warrants pursuant to Sections 5.8 and 5.10, and the Holdback Shares (as reduced by any Holdback Shares transferred to Parent to satisfy indemnification claims pursuant to the Shareholder Agreements)."

          (c) Subsection 1.6(d) of the Merger Agreement is hereby amended by deleting such subsection in its entirety and substituting therefor the following:

               "(d)  Escrow Agreement.
                     -----------------

                     (i) Parent shall establish and maintain an escrow (the "Escrow Account") comprised of shares of Parent Common Stock in a number equal to 210,939 of the Merger Shares (the "Holdback Shares"), and shall designate and appoint U.S. Trust Company of California or such other third party escrow agent that is mutually and reasonably acceptable to Parent and the Shareholders' Agent (as defined in the Shareholders

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               Agreement) in connection therewith (the "Escrow Agent") to serve in accordance with the Escrow Agreement attached as Exhibit C hereto (the "Escrow Agreement") to be entered into among Parent, the Escrow Agent and the Shareholders' Agent at Closing. In the absence of any change in tax treatment under the Code or other applicable tax law, any disbursements of Holdback Shares to Parent or any other indemnified party in satisfaction of the indemnification obligations of the former shareholders of Company pursuant to Section 2(a)(i) of the Shareholder Agreement shall be treated as a reduction of the aggregate purchase price under this Agreement.

                     (ii) The number of shares of Parent Common Stock to be received at the Effective Time by the holders of a particular series of Company Stock (the "Contributing Series") (as a group) shall be reduced by the number of Holdback Shares that the holders of the Contributing Series (as a group) must deposit in the Escrow Account, calculated as follows:

                                      210,939   x   F(CONTRIB)   x   O(CONTRIB)
               ----------------------------------------------------------------------------------
                ((F(COM)  x  O(COM))  +  (F(A)  x  O(A))  +  (F(B)  x  O(B))  +  (F(C)  x  O(C)))

               where

               F(CONTRIB)    =   the Applicable Fraction for the Contributing
                                 Series;

               O(CONTRIB)    =   the total number of shares of the Contributing
                                 Series outstanding at the Effective Time;

               F(COM)        =   the Common Stock Applicable Fraction;

               O(COM)        =   the total number of shares of Company Common
                                 Stock outstanding at the Effective Time;

               F(A)          =   the Series A Preferred Stock Applicable
                                 Fraction;

               O(A)          =   the total number of shares of Series A
                                 Preferred Stock outstanding at the Effective
                                 Time;

               F(B)          =   the Series B Preferred Stock Applicable
                                 Fraction;

               O(B)          =   the total number of shares of Series B
                                 Preferred Stock outstanding at the Effective
                                 Time;

               F(C)          =   the Series C Preferred Stock Applicable
                                 Fraction; and

               O(C)          =   the total number of shares of Series C
                                 Preferred Stock outstanding at the Effective
                                 Time

               Each holder of a Contributing Series shall deposit a pro rata portion of the total number of Holdback Shares that the holders of the Contributing

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               Series (as a group) must deposit in the Escrow Account. For purposes of the calculations set forth in this Section 1.6(d)(ii), the Employee Options (as defined in Section 5.8(c)) shall not be considered shares of Company Stock outstanding at the Effective Time, regardless of whether the Employee Options have been issued in the form of options or in the form of restricted stock."

     1.2  Amendments to Section 5.8:  Stock Options and Employee Benefits.
          ---------------------------------------------------------------
Subsections 5.8(c) and 5.8(d) of the Merger Agreement are hereby amended by deleting such subsections in their entirety and substituting therefor the following:

          "(c) Notwithstanding anything else in this Agreement, prior to the Closing, Company may issue to certain senior employees of Company options to purchase an aggregate of 1,700,419 shares of Company Common Stock (the "Employee Options"). The Employee Options will have an exercise price of $0.01 per share of Company Common Stock and will be subject to the terms set forth in Section 5.8 of the Company Schedule. Any shares of Parent Common Stock subject to an Employee Option but not issued because the Employee Option is not exercised or is not exercisable as a result of the terms thereof shall be deposited by Parent as soon as practicable in the Escrow Account and shall be deemed to be Holdback Shares. Company may, at its option, issue restricted stock in place of the Employee Options with terms substantially the same as the Employee Options.

          (d) Effective as of the Closing, Parent shall issue to certain senior employees to Company options to purchase an aggregate of 15,067 shares of Parent Common Stock (the "Parent Options"), either under Company's 1997 Stock Option Plan, which will be assumed by Parent at the Closing, or one of Parent's stock option plans. Within ten (10) days prior to the Closing, Company shall deliver to Parent a list setting forth the names of the senior employees who shall receive Parent Options and the number of shares of Parent Common Stock issuable upon exercise of each of such options. The Parent Options will have an exercise price of $0.19 per share of Parent Common Stock and will be subject to the same terms and conditions applicable to the Employee Options, as set forth in Section 5.8 of the Company Schedule. Any shares of Parent Common Stock subject to a Parent Option but not issued because the Parent Option is not exercised or is not exercisable as a result of the terms thereof shall be deposited by Parent as soon as practicable in the Escrow Account and shall be deemed to be Holdback Shares."

     Section 2.  REPRESENTATIONS AND WARRANTIES

     Parent, Merger Sub and Company each represent and warrant to the other parties hereto that the following statements are true, correct and complete as of the date of this Amendment:

     2.1  Corporate Power and Authority.  Such party has all necessary corporate
          -----------------------------
power and authority to execute and deliver this Amendment and, subject to Company obtaining the approval of the Merger by the shareholders of Company, to perform its obligations under the Merger Agreement as amended by this Amendment (the "Amended Agreement").

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     2.2  Authorization of Agreement.  The execution and delivery of this
          --------------------------
Amendment by such party and the consummation by such party of the transactions contemplated by the Amended Agreement have been duly and validly authorized by all necessary corporate action on the part of such party.

     2.3  Binding Obligation.  This Amendment and the Amended Agreement have
          ------------------
been duly and validly executed and delivered by such party, and, assuming the due authorization, execution and delivery by the other parties hereto, constitute legal and binding obligations of such party, enforceable against such party in accordance with the terms hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity), and to the extent any indemnification or contribution provisions hereof or thereof may be limited by applicable federal or state securities laws.

     Section 3.  MISCELLANEOUS

     3.1  Reference to and Effect on the Merger Agreement and the Other Merger
          --------------------------------------------------------------------
Documents.
---------

          (a) On and after the date of this Amendment, each reference in the Merger Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import referring to the Merger Agreement, and each reference in the other documents and agreements executed in connection with the Merger Agreement (the "Merger Documents") to the "Merger Agreement", "thereunder", "thereof" or words of like import referring to the Merger Agreement shall mean and be a reference to the Amended Agreement.

          (b) Except as specifically amended by this Amendment, the Merger Agreement and the other Merger Documents shall remain in full force and effect and are hereby ratified and confirmed.

          (c) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Parent, Merger Sub, or Company under, the Merger Agreement or any of the other Merger Documents.

     3.2  Headings.  Section and subsection headings in this Amendment are
          --------
included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

     3.3  Applicable Law.  This Amendment shall be governed and construed in
          --------------
accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

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     3.4  Counterparts.  This Amendment may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

                 [Remainder of page intentionally left blank]

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

                              DIGITAL INSIGHT CORPORATION

                              By:  /s/ John Dorman
                                   ---------------------------------
                                   John Dorman
                                   President

                              By:  /s/ Kevin McDonnell
                                   ---------------------------------
                                   Kevin McDonnell
                                   Chief Financial Officer

                              ATA ACQUISITION CORP.

                              By:  /s/ John Dorman
                                   --------------------------------
                                   John Dorman
                                   President

                              By:  /s/ Kevin McDonnell
                                   --------------------------------
                                   Kevin McDonnell
                                   Chief Financial Officer

                              ANYTIME ACCESS, INC.

                              By:  /s/ Thomas R. Bollum
                                   --------------------------------
                                   Thomas R. Bollum
                                   President

                              By:  /s/ Steven R. Mills
                                   --------------------------------
                                   Steven R. Mills
                                   Chief Financial Officer

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